                                   LEASE

   THIS LEASE entered into this 18th day of October, 1994 by and between ALTAFFER SURVIVOR TRUST, Lessor, of 2010 South Waverly Lane, Fresno, California 93727 and PAN AMERICAN UNDERWRITERS, INC., Lessee, of 300 North Lake Avenue, Pasadena, California, 91101,

                                WITNESSETH

Lessor does lease Lessee that Real Property in the City of Fresno described as follows:

Approximately 7,589 square feet of office space improved to Lessee's specifications located at 1780 E. Bullard Avenue, Suite 101, Fresno, California, as shown on Exhibit A attached.

1.  RENT
    Lessee shall pay an annual basic rental of Ninety-Five Thousand Four Hundred Seventy-four and 52/100 Dollars ($95,474.52). The annual basic rental shall be paid in equal installments of Seven Thousand Nine Hundred Fifty-six and 21/100 Dollars ($7,956.21) payable in advance on the First Day (1st) of each calendar month commencing on the First Day (1st) day of lease commencement.

2.  TERM
    The term of this Lease shall be Five (5) Years and two (2) months commencing on the sixteenth (16th) day of January, 1995, and ending on the fifteenth
    (15th) day of March, 2000.

3.  REAL PROPERTY TAX PARTICIPATION
    Lessor shall pay all Real Estate Taxes and assessments on the Leased property.

4.  USE OF PREMISES
    The premises shall be used as an office for the conduct of Lessee's Insurance Business, in and about the Leased premises. Lessee agrees to observe and, promptly at Lessee's own cost and expense, to comply with all orders, laws, ordinances and regulations of public authorities.

5.  UTILITIES
    Lessee shall pay for all charges for Gas, Electricity, Light, Heat, Power, and Telephone or other communication service used, rendered, supplied upon or in connection with the Leased property and shall indemnify Lessor against any Liability or Damage of such account.

6.  REPAIRS AND UPKEEP
    A. Lessee, at Lessee's own expense, shall maintain the interior of the Leased premises in a clean and sanitary state.

    B. Lessor shall be responsible for maintaining and repairing the Leased premises and exterior common areas in all particulars. However, if repairs are necessitated as a result of the acts of Lessee, licensees, invitees, or guests of Lessee at the premises, then the cost of such repairs shall be charged to Lessee.

7.  ALTERATIONS AND IMPROVEMENTS
    No alteration, addition or improvement to the Leased property shall be made by Lessee without the written consent of the Lessor, such consent shall not be unreasonably withheld. Any alteration, addition or improvement made by Lessee after such consent shall have been given and any fixtures installed as part thereof, shall at the Lessor's option become the property of the Lessor upon expiration or other sooner termination of this Lease.

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8.  SURRENDER OF LEASED PROPERTY
    Lessee shall, on the last date of the term or upon the sooner termination of the term, peaceably and quietly surrender the Leased property to Lessor including all alterations, additions and improvements, placed by the Lessee thereon (excepting moveable furniture, moveable personal property or moveable trade fixtures put in at the expense of the Lessee) in as good condition and repair as at the commencement of the Lease. All the property removable by the Lessee pursuant to the provisions of this paragraph shall be removed by the Lessee on or before the expiration of the Lease terms, and all property not so removed shall be deemed abandoned by Lessee. If the Lessor so elects, Lessor may remove such moveable furniture, personal property or trade fixtures from the Leased Property and store them at Lessee's risk and expense. Lessee shall repair and restore and save the Lessor harmless from all damage to the Leased property caused by such removal whether by the Lessee or by the Lessor.

9.  LESSOR'S UNDERTAKING FOR INSURANCE
    Lessor shall be responsible for providing property insurance on Leased premises.

10. LIABILITY FOR ACCIDENT OR INJURY AND LIABILITY INSURANCE
    Lessee shall carry and maintain at Lessee's own expense throughout the term of this Lease any extension or renewal thereof public liability insurance and damage to property in a combined single limit sum not less than $1,000,000.00, all such insurance to insure both Lessor and Lessee as their interest may appear with a responsible insurance company or companies against loss or damage and claims of every kind and nature. From time to time as such policies are obtained or renewed, Lessee shall furnish Lessor written certificate of the insurance carrier stating the principal terms of such policies. Lessor shall in no event be liable for any accident of injury (including death) to persons or damage to property which shall occur in any manner whatsoever in or about the Leased premises as a result or any condition, matter or thing within the control of Lessee, whether such condition, matter or thing shall exist with or without the knowledge of Lessor, and Lessee hereby covenants and agrees to indemnify and hold harmless Lessor from and against any and all liability damages, suits, and claims of every kind of nature, including reasonable attorney's fees, made or brought by or on behalf of any person or on account of any such accident injury, death or damage.

ll. DESTRUCTION OF PREMISES
    In case of damages by fire or other casualty to the Leased property without the fault of the Lessor, if the damage is so extensive as to amount practically to the total destruction of the Leased property or of the building constructed thereon this Lease shall cease and the rent shall be apportioned to the time of damage. In all other cases where the Leased property is damaged by fire or other casualty without the fault of the Lessee, Lessor shall repair the damage with reasonable dispatch, and if the damage has rendered the Leased property untenantable in whole or in part, there shall be an apportionment of the rent until the damage has been repaired. In determining what constitutes reasonable dispatch, consideration shall be given to delays caused by strikes, adjustment of insurance, and other causes beyond Lessor's control. Lessee shall in no event be entitled to compensation of damages on account of any inconvenience or annoyance in making repairs on account of any such damage.

12. ATTORNEYS' FEE
    In the event any suit is brought by either part against the other to enforce any of the terms or provisions of this Lease, then it is agreed that successful party to such suit shall be entitled to attorney's fees to be fixed by the court in such action.

13. NOTICES
    Any notice may be given by either party to the other by delivering the same personally to such party in writing or by mailing the same by United States Registered Mail in an envelope with sufficient postage, prepaid thereon, addressed to such party as set forth in the first paragraph of this Lease, or such other place as either party may designate.

14. TIME OF ESSENCE
    Time and exact performance and each thereon are of the essence of this Lease and parts and paragraphs thereof.

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15. ARBITRATION OF ALL CONTROVERSIES; APPLICATION OF STATE LAW
    Any controversy which shall arise between Lessor and Lessee regarding rights, duties or liabilities hereunder of either party shall be settled by arbitration. Such arbitration shall be before one (1) disinterested arbitrator, if one can be agreed upon, otherwise before three (3) disinterested arbitrators, one (1) named by the Lessee and one (1) by the two thus chosen. The arbitrator or arbitrators shall determine the controversy in accordance with the laws of the State of California as applied to the facts found by him or them.

16. SUCCESSORS AND ASSIGNS
    The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the successors, heirs, executors, administrators and assigns of the parties hereto.

17. LESSEE OPTION
    A. The Lessee shall have an option to renew this Lease for an additional Five (5) year term at then prevailing market rental for comparable space in the Fresno area.

    B. The Lessee agrees to notify the Lessor not later than Ninety (90) days prior to expiration of the initial Lease term in order to exercise this Option.

18. ESCALATIONS
    Lessee shall pay, as additional rent, Lessee's prorata share, if any, of the amount by which the recurring operating costs of the building, in which the Leased premises are located, exceed such expenses for the first full lease year following the commencement of this Lease. Building operating costs shall include, but are not limited to; water, sewer and garbage charges, common gas, electricity and utility charges, parts, supplies and labor charges for maintenance of the building, its roof, attachments and common areas, plumbing, electrical, heating, cooling and air conditioning units, ducting, lighting, sweeping and security, gardening maintenance and supplies, property taxes and assessments on the building and common areas, building and public liability insurance premiums, and the management fee, if any, paid to a third party to oversee any or all of the building operations. Lessees prorata share shall be sixty-two percent (62%) of the total for 1780 E. Bullard. In no case shall Lessee's liability for it's share of increased costs in any one year be more than four percent (4%) greater than the previous year.

19. TENANT IMPROVEMENTS
    Lessor shall contract to create the improvements and floorplan shown on Exhibit "A", including associated exterior frontage work, prior to Lessee's occupancy. That contract shall be for no more than $135,713. Any work required in excess of that amount shall be contracted and paid for directly by the Lessee. Additionally, Lessor shall pay for all plans, permits and fees associated with the total improvement package.

20. PARKING
    Lessor shall provide five (5) parking stalls in front of Lessee's entrance marked "45 MINUTE" to encourage client use. Lessor shall not lease to another Tenant in 1780 E. Bullard whose parking requirements exceed 4.5 stalls per 1,000 square feet of leased space.

21. SIGNAGE
    Lessee shall be permitted to install, at their expense, either a monument sign on the northwest corner of Cedar and Bullard or signs on the existing wall on the Bullard frontage. Any signs will conform to City and Association ordinances in effect.

22. FIRST RIGHT OF REFUSAL: At any time during Lessee's tenancy that the approx. 1,661 square feet of space adjacent to theirs in the southeast corner at 1780 E. Bullard, currently addressed as Suite 115, is vacant, Lessee shall have the first right of refusal to lease it. Should Lessor receive an acceptable offer to lease the space, they shall notify Lessee in writing of such. Lessee shall have five (5) business days from receipt of that notice to notify Lessor that they wish to lease the additional space on a term concurrent with the term of their lease in effect at that time and at a rate and with improvements to be negotiated.

23. ALL AGREEMENTS CONTAINED HEREIN
    This Lease contains all of the covenants, conditions, stipulations, agreements and provisions agreed upon between the parties hereto in relation to the Leased premises, and this Lease supersedes and cancels each and every other agreement, promise and/or negotiation between the parties with reference to the Leased premises; and no employee, agent or representative of the Lessor or the Lessee has authority to change, modify or alter the terms hereof, and neither party shall be bound by any inducement, statement, representation, promise or agreement not in conformity herewith.




IN WITNESS WHEREOF the parties hereof have set their hand.



                                             LESSOR:

                                             ALTAFFER SURVIVOR TRUST

   11/16/94                                  By: /s/ Gladys Altaffer, Trustee
----------------------                           ----------------------------
     Date                                        Gladys Altaffer, Trustee



                                             LESSEE:

                                             PAN AMERICAN UNDERWRITERS, INC.

   11/07/94                                  By: /s/ [ILLEGIBLE]
----------------------                           ----------------------------
     Date



                                    (4)

                                EXHIBIT A




                               [FLOOR PLAN]